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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2007

Dear Stockholders:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 8, 2007 at 10:00 A.M. at our corporate headquarters in Taylor, Michigan. The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our Company’s operations and respond to your questions.

Please vote on the matters presented in the accompanying Notice and Proxy Statement. Your vote is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the Proxy Card. Please review the enclosed Proxy materials carefully and send in your vote today.

On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 8.

Sincerely,

Richard A. Manoogian
Chairman of the Board and
Chief Executive Officer

MASCO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 8, 2007
Time:	10:00 A.M.
Place:	Masco Corporation 21001 Van Born Road Taylor, Michigan 48180

     The purposes of the Annual Meeting are:

1. To elect three Class I Directors and to approve the appointment of one Class II Director;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants to audit Masco’s financial statements for 2007; and

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 15, 2007 are entitled to vote at the meeting or any adjournment thereof. Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your Proxy by telephone, by internet, or by completing, signing, dating and returning your Proxy Card in the enclosed postage prepaid envelope. Instructions for each of these methods are provided on the Proxy Card. You may withdraw your Proxy before it is voted if you do so in the manner specified in the Proxy Statement.

By Order of the Board of Directors

Eugene A. Gargaro, Jr.
Secretary

April 10, 2007

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF
MASCO CORPORATION

May 8, 2007

GENERAL INFORMATION

The Board of Directors of Masco Corporation is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 8, 2007 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 10, 2007.

We are paying the expense of this solicitation, which will be by mail. Our executive officers and other employees of Masco may also solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $10,000, plus expenses. We will also reimburse brokers and other persons holding Masco common stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

Stockholders of record at the close of business on March 15, 2007 are entitled to vote at the meeting. On that date, there were 387,423,635 shares of Masco common stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Masco common stock entitles the holder to one vote. We will conduct the meeting if a majority of the outstanding shares is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. A broker “non-vote” occurs when the shares that a nominee holds for a beneficial owner are represented at the meeting, but are not voted on a proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and does not have discretionary voting power to vote on the proposal.

You can ensure that your shares are voted at the meeting by submitting Proxy instructions by telephone, by internet, or by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided. Submitting instructions by any of these methods will not affect your right to attend the meeting and vote. The telephone and internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. Specific instructions for stockholders of record (that is, stockholders who hold their shares in their own name) who wish to use the telephone or internet voting procedures are included with the enclosed Proxy Card. You may revoke your Proxy at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy or by notifying us in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The term of office of the Class I Directors, consisting of Dennis W. Archer, Peter A. Dow, Anthony F. Earley, Jr. and Lisa A. Payne, expires at this meeting. Effective as of this meeting, Class I will consist of three Directors. The Board proposes the re-election of Messrs. Archer and Earley and the election of Ms. Payne, who was appointed to the Board in December 2006, as Class I Directors.

Effective as of this meeting, Class II will consist of four Directors whose term expires in 2008, and the Board has appointed Peter A. Dow to fill the vacancy, but his service is subject to stockholder approval at this Annual Meeting. The Board of Directors has made an exception to its age 72 retirement policy for Mr. Dow based on his leadership as chairman of the Organization and Compensation Committee, a position he has held since 2001, his involvement in executive succession planning and his service as chairman of a special board committee.

The terms of office of Class I, Class II and Class III Directors expire at the Annual Meeting of Stockholders in 2010, 2008 and 2009, respectively, or when their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies on the Proxy Card will vote the shares represented by each Proxy for the election of the above nominees as Directors unless a contrary direction is given. If prior to the meeting a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

The Board of Directors recently amended the Bylaws to provide that Directors be elected by a majority of votes cast, instead of by a plurality (except in the case of contested elections). If the votes cast for the nominee exceed the votes cast against the nominee, then the nominee is elected. Votes that are withheld will be treated as abstentions, which along with broker non-votes will not affect the election since they are not treated as votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has tendered an irrevocable resignation effective if the majority of the votes cast are against such nominee and if within 90 days after the election results are certified, the Board of Directors (excluding nominees who did not receive a majority of votes for their election) accepts such resignation, which it will do in the absence of a compelling reason otherwise.

Information concerning the nominees and continuing Directors is set forth below.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class I (Nominees for Term Expiring at the Annual Meeting in 2010)
Dennis W. Archer Chairman, Dickinson Wright PLLC, a Detroit, Michigan-based law firm. Director since 2004.	Mr. Archer, 65, has served as the Chairman of Dickinson Wright PLLC since 2002. Mr. Archer was President of the American Bar Association from 2003 through 2004 and served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985 and in 1986 was elected to an 8-year term. Mr. Archer is a director of Compuware Corporation and Johnson Controls, Inc.
Anthony F. Earley, Jr Chairman of the Board and Chief Executive Officer, DTE Energy Company, a diversified energy company. Director since 2001.	Mr. Earley, 57, has served as Chairman of the Board and Chief Executive Officer of DTE Energy Company since 1998 and as President and Chief Operating Officer from 1994 to 2004. From 1989 to 1994, he served as President and Chief Operating Officer of Long Island Lighting Company, an electric and gas utility in New York. Prior to 1989, Mr. Earley held several other positions with Long Island Lighting, including Executive Vice President and General Counsel. He is a director of Comerica Incorporated and DTE Energy Company.
Lisa A. Payne Vice Chairman and Chief Financial Officer and Director of Taubman Centers, Inc. Director since 2006.	Ms. Payne, 48, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer of Taubman Centers, Inc. from 1997 to 2005. She has been a Director of Taubman Centers, Inc. since 1997. Ms. Payne is a Trustee of Munder Series Trust and Munder Series Trust II.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class II (Nominee for Term Expiring at the Annual Meeting in 2008)
Peter A. Dow
Private investor; Retired Vice Chairman, Chief Operating Officer and Chairman of the Executive Committee of Campbell-Ewald, an advertising and marketing communications company. Director since 2001.
Mr. Dow, 73, initially joined Campbell-Ewald Company in 1958 and returned in 1979 to serve as Executive Vice President and Director of General Accounts. In 1982 he became President, Chief Operating Officer and Chairman of the Executive Committee, and then served as Vice Chairman from 1993 until his retirement in 1995. He was named Director of Advertising for the Chrysler-Plymouth Division of Chrysler Corporation in 1968. Subsequently, he became responsible for advertising and merchandising for Chrysler Corporation and all of its divisions, and in 1978 he was named Director of Marketing for Chrysler Corporation. Mr. Dow is a director of two privately held companies.

Class II (Term Expiring at the Annual Meeting in 2008)
Verne G. Istock Retired Chairman/President of Bank One Corporation. Director since 1997.	Mr. Istock, 66, joined NBD Bank in 1963 and served as Vice Chairman and director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in December 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in October 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions until his retirement in September 2000. Mr. Istock is a director of Kelly Services, Inc. and Rockwell Automation, Inc.
David L. Johnston President and Vice Chancellor of the University of Waterloo, Ontario, Canada. Director since 2003.	Professor Johnston, 65, has served as President and Vice Chancellor of the University of Waterloo since July 1999. Previously, he was Principal and Vice Chancellor of McGill University from 1979 through 1994, at which time he returned to teaching on McGill University’s Faculty of Law. Professor Johnston began his professional career in 1966 as an Assistant Professor in the Faculty of Law at Queen’s University, following which, in 1968, he moved to the Law Faculty of the University of Toronto. In 1974, he was named Dean of the Faculty of Law at the University of Western Ontario. Professor Johnston is a director of CGI Group Inc.
J. Michael Losh Retired Chief Financial Officer and Executive Vice President of General Motors Corporation. Director since 2003.	Mr. Losh, 60, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, most recently as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. Mr. Losh was also the Chairman of Metaldyne Corporation, a global manufacturer of highly engineered metal components for the transportation industry, from 2000 through 2002. He is a director of AMB Property Corporation, AON Corporation, Cardinal Health, Inc., H.B. Fuller Company and TRW Automotive Holdings Corp.

Class III (Term Expiring at the Annual Meeting in 2009)
Thomas G. Denomme Retired Vice Chairman and Chief Administrative Officer of Chrysler Corporation. Director since 1998.	Mr. Denomme, 67, served as Vice Chairman and Chief Administrative Officer of Chrysler Corporation from 1994 until he retired in December 1997 and as a director of Chrysler Corporation from 1993 through 1997. He joined Chrysler Corporation in 1980 and was elected Vice President — Corporate Strategic Planning in 1981, Executive Vice President — Corporate Staff Group in 1991, and Executive Vice President and Chief Administrative Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing Policy and Strategy Office and Director, Sales Operations Planning.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Richard A. Manoogian Chairman of the Board and Chief Executive Officer of the Company. Director since 1964.	Mr. Manoogian, 70, joined the Company in 1958, was elected Vice President and a Director in 1964 and President in 1968 and has served as Chairman and Chief Executive Officer since 1985. He is a director of Ford Motor Company and JPMorgan Chase & Co.
Mary Ann Van Lokeren Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm. Director since 1997.	Ms. Van Lokeren, 59, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and previously as its Secretary upon joining the company in 1978. She is a director of The Laclede Group, Inc.

CORPORATE GOVERNANCE

The Board of Directors continues to focus on Masco’s corporate governance principles and procedures and is committed to maintaining high standards of ethical business conduct and corporate governance for Masco. During 2006, we increased the size of the Board to ten and added another independent Director. We also enhanced our internet-based ethics and legal compliance training program for employees with an online certification system.

Directors’ Independence

Masco’s Corporate Governance Guidelines require that a majority of our Directors qualify under the independence and experience requirements of applicable law and the New York Stock Exchange. For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with Masco. The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, adopted categorical independence standards in 2004 to assist it in making a determination of independence for Directors. Masco’s independence standards are posted on our website at www.masco.com.

The Board has made an affirmative determination that all of our non-employee Directors are independent. The independent Directors are Messrs. Archer, Denomme, Dow, Earley, Istock, Losh, Professor Johnston, Ms. Payne and Ms. Van Lokeren.

In making its independence determination for each non-employee Director, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each Director and the Company. With respect to Mr. Earley, the Board considered the annual amount of sales to Masco by the company where he serves as Chairman of the Board and Chief Executive Officer, and determined that the amount of sales in each fiscal year was below 2% of that company’s annual revenues.

With respect to Messrs. Archer, Earley, Dow and Ms. Payne, the Board considered the annual amount of Masco’s discretionary charitable contributions to charitable organizations where those individuals serve as a director, and determined that those individuals were not active in the day-to-day operations of the charitable organizations and that Masco’s contributions were significantly less than the greater of $1 million or 2% of the organizations’ respective revenues.

Board of Directors and Committees of the Board

Standing committees of the Board of Directors include the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. Each member of these three committees qualifies as independent as defined in Masco’s Corporate Governance Guidelines. These committees function pursuant to written charters adopted by the Board. The full text of the charters for these three committees, as well as Masco’s Corporate Governance Guidelines and Masco’s Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics, if any, will be posted on our website in accordance with applicable requirements. The information on our website is not a part of this Proxy Statement or incorporated into any other filings we make with the Securities and Exchange Commission.

During 2006, the Board of Directors held six meetings and each Director attended at least 75% of the Board meetings and applicable committee meetings. It is the Company’s policy to encourage Directors to attend the Annual Meeting. All Directors attended the 2006 Annual Meeting of Stockholders.

The non-management Directors meet in executive session without management at each regularly scheduled meeting of the Board of Directors. Mr. Verne Istock was selected by the non-management Directors to serve as the presiding Director for these executive sessions.

Any interested party that wishes to communicate directly with the presiding Director or the non- management Directors as a group may send such communication to: Presiding Director, Masco Board of Directors, in care of Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. Stockholders may send communications to the full Board of Directors, in care of Mr. Gargaro, at the above address.

Audit Committee

The Audit Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, Dow, Earley, Istock, Losh and Ms. Payne, held seven meetings during 2006. The Audit Committee assists Board oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence and performance of our independent public accountants, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is financially literate and that at least four members of the Committee, Messrs. Earley, Istock, Losh and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on Masco’s Audit Committee.

Interested parties may send complaints relating to accounting, internal accounting controls or auditing matters to the Chairman of the Masco Audit Committee, in care of Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180.

Organization and Compensation Committee and Succession

The Organization and Compensation Committee of the Board of Directors, currently consisting of Messrs. Dow and Istock, Professor Johnston, Mr. Losh and Ms. Van Lokeren, held six meetings during 2006. The Organization and Compensation Committee determines executive compensation, evaluates Masco’s management, determines and administers awards and options granted under our stock incentive plan and directs Masco’s succession planning process. This Committee exercised its authority to engage outside advisors and, for the past four years, has retained Hewitt Associates. Information on the Committee’s process and procedures for consideration and determination of executive compensation is presented in “Compensation Discussion and Analysis” below.

The Company’s Board of Directors, through its Organization and Compensation Committee, actively engages in succession planning for the Company’s senior management. As part of that process, the Committee has discussed with Mr. Manoogian, the Company’s Chairman and Chief Executive Officer, and Mr. Alan H. Barry, the Company’s President and Chief Operating Officer, their future intentions with respect to the Company. Mr. Barry has indicated his desire, if compatible with the needs of the Company, to step down as President when he reaches the Company’s normal retirement age of 65 in early 2008. Mr. Manoogian has expressed his willingness and intention to remain actively involved in the management of the Company’s businesses but his desire, if feasible, to transition from his role as Chief Executive Officer during 2007. As a result of these discussions, Mr. Manoogian has agreed to continue to serve on a full time basis, at the pleasure of the Board, as Executive Chairman or in a similar senior executive role, upon mutually acceptable compensatory arrangements, through 2012, with the expectation that his position as Chief Executive Officer would be transitioned during 2007 to Mr. Timothy Wadhams, the Company’s Senior Vice President and Chief Financial Officer. It is anticipated that Mr. Wadhams will assume full responsibilities of his new position in July. In exchange for Mr. Manoogian’s commitment to remain with the Company in one of the capacities described above, the Company has agreed to continue to make available to him the personal financial, tax, accounting and administrative assistance comparable to the services currently provided (described herein under “Certain Relationships and Related Transactions—Other Related Party Transactions”) and for which Mr. Manoogian would continue to reimburse the Company for its incremental cost. In addition to receiving these reimbursed services and the personal use of comparable office space to what is currently provided, Mr. Manoogian will continue under this agreement, on the same basis as currently exists, to have access to usage of the Company’s aircraft and corporate automobile and driver as long as he continues as Executive Chairman or in a similar senior executive role or Chairman of the Board of Directors but thereafter, only upon reimbursement to the Company of the incremental cost of such usage.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, Earley and Istock, Professor Johnston and Ms. Van Lokeren, held five meetings during 2006. The Corporate Governance and Nominating Committee serves in an advisory capacity to the Board on the governance structure and conduct of the Board and has the responsibility for developing and recommending to the Board appropriate Corporate Governance Guidelines. In addition, the Committee identifies qualified individuals for nomination to the Board, recommends Directors for appointment to Board committees and evaluates current Directors for re-nomination to the Board or re-appointment to Board committees.

The Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Corporate Governance and Nominating Committee believes that Directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of Directors should provide a source of advice and guidance to Masco’s management. A Director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between the interests of Masco and the interests of those with whom Masco does business. Each Director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the Director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the NYSE.

The Committee uses a number of sources to identify and evaluate nominees for election to the Board. It is the Committee’s policy to consider Director candidates recommended by stockholders. These candidates are evaluated at regular or special meetings of the Committee, and all candidates, including those recommended by stockholders, are evaluated against the same criteria as described above or any others established by the Committee or the Board. Stockholders wishing to have the Committee consider a candidate should submit the candidate’s name and pertinent background information to Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. Stockholders who wish to nominate Director candidates for election to the Board should follow the procedures set forth in our charter and in applicable SEC rules regarding stockholder proposals. For a summary of these procedures, see “2008 Annual Meeting of Stockholders” below.

Ms. Payne was recommended for consideration as a nominee for Director by the Company’s Chief Executive Officer and several of the non-management Directors.

COMPENSATION OF DIRECTORS

Non-employee Directors receive an annual retainer of $80,000, of which one-half is paid in cash. In order to more closely align the compensation of non-employee Directors with long-term enhancement of stockholder value, the other half of the retainer is paid by means of restricted stock granted under the 1997 Non-Employee Directors Stock Plan (the “Directors Stock Plan”).

Grants of restricted stock vest in 20% equal annual installments over a five-year period. A new non-employee Director is given an initial grant of restricted stock valued at one-half of the Director’s total retainer for the initial five years of anticipated service on the Board (subject to adjustment for partial years). After full vesting of the initial grant, each non-employee Director thereafter receives an annual grant of restricted stock valued at one-half of the annual retainer. These annual grants vest over the succeeding five years.

The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each Annual Meeting of Stockholders of a non-qualified option to purchase 8,000 shares of Masco common stock at the fair market value on the date of grant. In addition, each new non-employee Director receives a one-time stock option grant of 32,000 shares under our 2005 Long Term Stock Incentive Plan. All of these options become exercisable in equal annual installments on the first five anniversaries of the grant date. Each option has a ten-year term for exercise, except that options may generally be exercised for only a limited period of time upon death or, for options granted before October 27, 2005, following termination of service as a non-employee Director for any reason other than permanent and total disability or retirement on or after Masco’s normal retirement age for Directors.

The Directors Stock Plan restricts Directors from engaging in certain competitive activities while serving as a Director and for one year following termination of service as a Director. Upon breach of this noncompete agreement, we may require the Director to pay us certain amounts realized from awards of restricted stock and option exercises to the extent realized on or after termination or within two years prior to termination.

The Board has established stock ownership guidelines for non-employee Directors that require Directors to retain at least 50% of the shares of restricted stock they received until the date of their termination from service as a Director. The vesting arrangements and stock retention requirement are intended to assure that non-employee Directors maintain a financial interest in Masco over an extended period of time.

We provide a few additional benefits to Directors. Non-employee Directors are eligible to participate in our matching gifts program (which is generally available to our employees) pursuant to which we will match gifts made to eligible educational and cultural institutions up to an aggregate of $10,000 per year for each participant. In addition, if space is available, a Director’s spouse is permitted to accompany the Director who travels to attend Board or committee meetings on Company aircraft. We have permitted, on an infrequent basis, non-employee Directors’ personal use of Company aircraft, although no such use occurred during 2006. Directors are also eligible to participate in our employee purchase program, which is generally available to our employees and enables them to purchase our products for their personal use at discounted prices. We consult with former Directors from time to time and have followed a practice of paying $50,000 per year to former Directors who make themselves available for consulting for two years after ending their service on the Board.

The following table shows 2006 compensation for our Directors, other than Mr. Manoogian, who is also a Masco employee and receives no additional compensation for his service as a Director. The amounts shown under “Stock Awards” and “Option Awards” are the amounts we are required to expense for accounting purposes rather than the value of awards granted for 2006. The variation in these amounts among our Directors reflects the expensing requirements of FAS 123R described below, under which expense accruals are calculated based, in part, on the proximity of the Director’s age to Masco’s normal employee retirement age of 65.

2006 Director Compensation

	Cash Fees	Stock	Option
Name	Earned(1)	Awards(2)(3)	Awards(2)(4)	Total(5)

Dennis W. Archer	$67,000	$78,229	$178,426	$323,655
Thomas G. Denomme	95,500	54,958	154,755	305,213
Peter A. Dow	94,500	57,283	176,461	328,244
Anthony F. Earley, Jr.	65,500	14,885	97,951	178,336
Verne G. Istock	95,500	55,295	154,755	305,550
David L. Johnston	62,500	53,543	186,160	302,203
J. Michael Losh	64,000	33,268	107,649	204,917
Lisa A. Payne(6)	3,000	-0-	-0-	3,000
Mary Ann Van Lokeren	65,500	33,593	76,244	175,337

(1)	The amounts shown in this column include the annual cash retainer of $40,000, meeting fees ($1,500 per Board or Committee meeting attended in person or by telephone), and chairmanship fees ($15,000 for Mr. Denomme as chairman of the Audit Committee, $7,500 and $5,000 for Mr. Dow as chairman of the Organization and Compensation Committee and of a special committee and $7,500 for Mr. Istock as chairman of the Corporate Governance and Nominating Committee).

(2)	These columns reflect the amount expensed by Masco in 2006 under FAS 123R, which includes expense relating to restricted stock and options granted in 2006 as well as in prior years. Under FAS 123R the expensing period for our equity awards is the shorter of the vesting period or the period to normal retirement age. As a result of the adoption of FAS 123R, the amounts shown in the table for stock awards and stock options significantly exceed (except for Ms. Payne) the value of the equity awards for service during 2006. For restricted stock, the amount expensed is based on the fair market value on the date of grant. For options, the amounts were based on the same assumptions set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Directors have no assurance that they will realize the amounts reflected in this table. For restricted stock, the Directors only realize the value of the long-term incentive restricted stock awards over an extended period of time because scheduled vesting of awards generally occurs pro rata over five years from the date of grant, and as stated above, one-half of these shares must be retained until completion of their service on the Board. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its common stock.

(3)	The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2006 for each Director was: 3,450 shares for Mr. Archer; 3,402 shares for Mr. Denomme; 2,020 shares for Mr. Dow; 2,020 shares for Mr. Earley; 2,192 shares for Mr. Istock; 3,060 shares for Professor Johnston; 3,060 shares for Mr. Losh; 6,900 shares for Ms. Payne; and 2,192 shares for Ms. Van Lokeren.

(4)	The aggregate number of stock options outstanding as of December 31, 2006 for each Director was: 48,000 shares for Mr. Archer; 72,000 shares for Mr. Denomme; 80,000 shares for Mr. Dow; 80,000 shares for Mr. Earley; 112,000 shares for Mr. Istock; 56,000 shares for Professor Johnston; 56,000 shares for Mr. Losh; 32,000 shares for Ms. Payne; and 112,000 shares for Ms. Van Lokeren.

(5)	During 2006, there was no incremental cost to the Company for any perquisites for Directors.

(6)	Ms. Payne joined the Board in December 2006, at which time she received a grant of 6,900 shares of restricted stock and an option to purchase 32,000 shares of Company common stock at $29.04 per share (the closing price on the date of grant). Under FAS 123R and our accounting practices, the expense for awards and options commences in the month following the month of grant, and accordingly, we commenced expensing Ms. Payne’s restricted stock award and option grant in January 2007.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table contains information concerning beneficial ownership of Masco common stock as of March 15, 2007 by (i) each of the Directors, (ii) each of the executive officers named in the “Summary Compensation Table,” (iii) all of our current Directors and executive officers as a group (which excludes Mr. Doran since he retired in 2006), and (iv) all persons who we know are the beneficial owners of five percent or more of Masco common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

	Shares of	Percentage of
	Common Stock	Voting Power
	Beneficially	Beneficially
Name	Owned(1)	Owned

Dennis W. Archer	22,200	*
Alan H. Barry	927,364	*
Thomas G. Denomme	81,350	*
David A. Doran	227,355	*
Peter A. Dow	89,635	*
Anthony F. Earley, Jr.(2)	71,010	*
Daniel R. Foley	322,102	*
Verne G. Istock	112,080	*
David L. Johnston	34,120	*
John R. Leekley	802,914	*
J. Michael Losh	37,120	*
Richard A. Manoogian(3)	11,399,817	2.9%
Lisa A. Payne	6,900	*
Mary Ann Van Lokeren	108,580	*
Timothy Wadhams	444,328	*
All 16 current Directors and executive officers of Masco as a group(3)	14,869,296	3.8%
UBS AG(4)	51,097,014	13.8%
Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland
Barclays Global Investors, NA(5)	41,506,324	10.5%
45 Fremont Street San Francisco, CA 94105
Massachusetts Financial Services Company(6)	26,867,086	6.8%
500 Boylston Street Boston, MA 02116
Dodge & Cox(7)	25,303,649	6.4%
555 California Street, 40th Floor San Francisco, CA 94104

*	Less than one percent

(1)	Includes unvested restricted stock award shares held under our stock incentive plans (2,300 shares for Mr. Archer; 234,053 shares for Mr. Barry; 2,032 shares for Mr. Denomme; 35,779 shares for Mr. Doran; 1,572 shares for each of Messrs. Dow and Earley; 48,341 shares for Mr. Foley; 956 shares for each of Mr. Istock and Ms. Van Lokeren; 1,861 shares for each of Professor Johnston and Mr. Losh; 113,220 shares for Mr. Leekley; 716,110 shares for Mr. Manoogian; 6,900 shares for Ms. Payne; 106,993 shares for Mr. Wadhams; and 1,363,757 shares for all of our current Directors and executive officers as a group) and shares which may be acquired before May 15, 2007 upon exercise of stock options issued under our stock incentive plans (17,600 shares for Mr. Archer; 590,462 shares for Mr. Barry; 54,400 shares for Mr. Denomme; 148,188 shares for Mr. Doran; 62,400 shares for each of Messrs. Dow and Earley; 216,422 shares for Mr. Foley; 94,400 shares for each of Mr. Istock and Ms. Van Lokeren; 28,800 for each of Professor Johnston and Losh; 594,159 shares for Mr. Leekley; 4,708,590 shares for Mr. Manoogian; none for Ms. Payne; 274,159 shares for Mr. Wadhams; and 7,052,856 shares for all of our current Directors and executive officers as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(2)	Mr. Earley shares with his wife voting and investment power over the shares of Company common stock directly held by him.

(3)	Shares owned by Mr. Manoogian and by all of our current Directors and executive officers as a group include in each case an aggregate of 1,968,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director (and for which another executive officer serves as a director or officer), and 3,000 shares held by trusts for which Mr. Manoogian serves as a trustee. The Directors and officers of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Mr. Manoogian and the executive officer who serves as a director or officer for such charitable foundations each disclaim beneficial ownership of such shares. Excluding unvested restricted stock, shares which he has a right to acquire, and shares owned by a charitable foundation or trust, substantially all of the shares directly owned by Mr. Manoogian have been pledged as security under a credit agreement.

(4)	Based on an amendment to Schedule 13G dated February 16, 2007 and filed with the SEC, at December 30, 2006 UBS AG, through certain of its affiliates, beneficially owned and shared power to dispose of an aggregate of 51,097,014 shares of Masco common stock, and it had sole voting power for an aggregate of 48,488,335 of such shares. UBS AG disclaims beneficial ownership of all of these shares.

(5)	Based on a Schedule 13G dated January 31, 2007 and filed with the SEC, at December 31, 2006, Barclays Global Investors, NA and certain of its affiliates beneficially owned and had sole dispositive power for an aggregate of 41,506,324 shares of Masco common stock, with sole voting power over an aggregate of 36,754,172 of such shares.

(6)	Based on a Schedule 13G dated February 8, 2007 and filed with the SEC, at December 31, 2006, Massachusetts Financial Services Company beneficially owned and had sole dispositive power for an aggregate of 26,867,086 shares of Masco common stock, with sole voting power over an aggregate of 18,357,056 of such shares.

(7)	Based on a Schedule 13G dated February 8, 2007 and filed with the SEC, at December 31, 2006, Dodge & Cox beneficially owned 25,303,649 shares of Masco common stock, with sole voting power over 23,335,049 shares, shared voting power over 266,800 shares and sole power to dispose of 25,303,649 shares.

Mr. Manoogian may be deemed a controlling person of Masco by reason of his significant ownership of Masco common stock and his positions as a Director and an executive officer of Masco.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of the Company’s independent accountants, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements and by employees and officers with the Company’s Code of Business Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2006, including a discussion of the quality and the acceptability of the Company’s financial reporting and disclosure controls and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies.

The Audit Committee obtained from the Company’s independent accountants, PricewaterhouseCoopers LLP, the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee considered and determined that such accountants’ provision of non-audit services to the Company is compatible with maintaining the accountants’ independence. The Committee reviewed various matters with the accountants, who are responsible for expressing an opinion on the Company’s financial statements as of and for the year ended December 31, 2006, for expressing an opinion on the Company’s internal control over financial reporting and for attesting to management’s report on internal control over financial reporting, based on their audit. The Committee met with the accountants and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including their judgment as to the quality and the acceptability of the Company’s financial reporting, internal control over financial reporting and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board. The Committee also met with the accountants without management present.

Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company’s financial statements as of and for the year ended December 31, 2006 be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company’s independent accountants.

Thomas G. Denomme, Chairman
Dennis W. Archer
Peter A. Dow
Anthony F. Earley, Jr.
Verne G. Istock
J. Michael Losh
Lisa A. Payne

COMPENSATION DISCUSSION AND ANALYSIS

We are committed to maintaining executive compensation programs that are aligned with the long-term interests of our stockholders and that will attract and retain talented senior corporate executives and motivate them to achieve our business objectives. Our compensation practices therefore stress long-term performance and long-term retention.

Compensation Philosophy

One of the critical responsibilities of the Board of Directors and senior management is to maintain a strong leadership team for our Company. We seek to attract and retain individuals who possess the outstanding personal qualities and experience that are essential to executive effectiveness and to the Company’s performance. These individuals are in demand from competitors within our industry as well as others, and they usually have alternative employment opportunities. While non-monetary motivation and needs are significant for these individuals, financial considerations are often critical and persuasive in career decisions. Consequently, we must offer responsibilities, opportunities and compensation programs that are attractive and at the same time compatible with our business operations and organization. As a result, we have a pragmatic compensation philosophy that recognizes that compensation is an important part of several key elements that must be managed in fulfilling the commitment to maintain a strong leadership team.

Our compensation philosophy takes into account the difficulty and lack of precision involved in identifying, isolating and measuring individual contributions to corporate performance. Although we use various performance metrics in the design and implementation of our compensation programs, we believe that the effectiveness of our executive compensation programs results in part from the exercise of discretion and prudent business judgment by senior management and by the Organization and Compensation Committee (the “Committee”) that oversees our compensation practices. Our executive compensation programs generally focus on corporate performance, but this is just one measure for evaluating executive performance. Because corporate performance may be affected by factors outside senior management’s control, an individual’s contribution may not be reflected in short-term corporate performance. Likewise, corporate performance for a particular year may not yet reflect the benefit of the implementation of business strategies that enhance long-term shareholder value. Individuals may also receive increases in base salary or special equity awards as a result of their individual contributions, increased responsibilities and promotions. In addition, our executive compensation programs provide for discretionary awards of restricted stock to senior management, other than our Chief Executive Officer and our President, as discussed below.

The nature of our relatively cyclical industry needs to be considered in designing and implementing executive compensation programs that reward executives for actions that benefit our stockholders’ long-term interests. Our leaders must include executives who are capable and motivated to manage our business through all phases of our industry’s economic cycles. Compensation programs are designed to reflect the value of the management team’s contributions to the Company and the Company’s current performance considered in the context of the impact of general economic and industry conditions on operating performance.

Compensation Guidelines

In light of our compensation philosophy and our industry, we have developed several guidelines for our executive compensation programs. These guidelines are summarized below. The application of these guidelines to our executive compensation programs is discussed in more detail in the remainder of this Compensation Discussion and Analysis.

Compensation Programs Should Emphasize Performance

Our executive compensation programs should be performance-oriented so that our executives’ interests align with those of our stockholders. We consider the relationship of compensation to our Company’s performance and the individual’s responsibilities and contributions to such performance.

Long-Term Focus Is Paramount

Compensation programs that have significant long-term focus and emphasize long-term corporate performance serve our commitment to maximize long-term stockholder value and attract the executive talent we desire. This focus also evidences our emphasis on management stability and long-term retention.

Total Compensation Must Be Competitive

The strong demand for executive talent requires us to maintain compensation programs that, in the aggregate, can compete with compensation packages available to such individuals for alternative positions. The breadth and diversity of our organization, the number of business units and service centers and the nature of our industry require us to seek, develop and retain strong executives who will remain committed to our Company. Competitive compensation also reduces costly and disruptive executive turnover.

Compensation Programs Must Be Flexible

We evaluate our executive compensation programs in the aggregate. In order to adapt and respond to individual circumstances and dynamic business conditions, we use a variety of components that permit flexibility for establishing executive compensation packages. We also recognize the importance of preserving for the Committee and senior management the ability to exercise discretion and judgment with respect to our compensation programs. Consistent with our desire for flexibility, we have not offered executives the security of employment contracts.

Compensation Practices

Components

The Committee, and ultimately the full Board of Directors, have final authority for our executive compensation programs. The Company’s compensation programs are generally broad-based and applicable to all of our key employees, including executive officers. These programs are principally developed and administered by senior management, with direction, independent supervision and approval by the Committee, which also establishes compensation policies. Our compensation arrangements for key employees consist of several components, each of which is designed to serve a specific purpose, as described below. Our current arrangements generally consist of a combination of fixed base salary, a performance-based annual cash bonus, a performance-based annual long-term incentive award of restricted common stock, and an annual stock option grant. More than 2,000 of our employees participate in the restricted stock award program, with each participant having an assigned target grant level, and approximately 600 of our key employees receive annual grants of stock options. We also maintain tax-qualified and non-qualified retirement programs for key employees, and executive officers participate in a limited number of other benefit arrangements, which the Committee also reviews on a regular basis.

Base salary is a major factor in the formula for the performance-based cash bonus and the performance-based restricted stock awards, as well as for options and retirement benefits. The fixed salary is intended to satisfy executives’ requirements for current compensation and is not typically adjusted on account of Company performance, although on occasion salaries have been frozen or reduced. The annual cash bonus is performance-based and focuses on Company performance.

The restricted stock award program is also performance-based, and it has a significant long-term focus because the awards are subject to a lengthy vesting schedule, which is generally ten years. Prior to normal retirement age (65), vesting is contingent on continued employment. This long-term focus is reinforced by the continuation of an extended (but somewhat accelerated) vesting schedule even after an executive reaches normal retirement age, although vesting is no longer contingent on employment. Consequently, our executives understand that the value they ultimately receive depends on our long-term corporate performance and its effect on the long-term value of our common stock.

Our current stock option program has similar benefits since an executive realizes value only from the future appreciation of our common stock. Grants of stock options are usually considered annually and generally have a vesting schedule of five years. Options also support long-term focus by executives since recipients generally have up to ten years to exercise their options.

Comparative Compensation

For comparative purposes, we generally focus on a group of publicly traded companies. We believe these comparison companies are representative of the types of firms with which we compete for executive talent, although we believe we are increasingly competing with private equity and other non-public companies for executive talent. The skills and responsibilities we require of our executives are generally not unique to our industries or markets. However, a number of the representative public companies we have selected for comparison operate one or more lines of business that are in our industries or markets or are similar industrial companies. Other major factors we use to select this compensation “peer group” include revenues, net income and market capitalization. Our revenues, net income and market capitalization are generally within the mid-range of those of this peer group.

The peer companies are:

•	American Standard Companies Inc.
•	The Black & Decker Corporation
•	Centex Corporation
•	Danaher Corporation
•	Dover Corporation
•	D.R. Horton, Inc.
•	Emerson Electric Co.
•	Fortune Brands, Inc.
•	The Home Depot, Inc.
•	Illinois Tool Works Inc.
•	ITT Industries, Inc.
•	KB Home
•	Lennar Corporation
•	Lowe’s Companies, Inc.
•	M.D.C. Holdings, Inc.
•	Newell Rubbermaid Inc.
•	NVR, Inc.
•	Pulte Homes, Inc.
•	The Ryland Group, Inc
•	The Sherwin-Williams Company
•	SPX Corporation
•	The Stanley Works
•	Textron Inc.
•	3M Company
•	Toll Brothers, Inc.
•	United Technologies Corporation

For each named executive officer, we compare our total compensation, as well as each major component of compensation and the mix of components, with the peer group for overall competitiveness. We do not target executive compensation to conform to specific compensation levels at other companies. When we review the compensation reported by other companies, we give limited consideration to factors that may have influenced the compensation paid by them, such as contractual compensation commitments they may have made to their executives, their corporate financial performance and the performance of their publicly traded stock. The Committee does consider the aggregate compensation of the named executive officers as a percentage of our net income and compares our percentage to that of the peer group.

We use a variety of resources in addition to publicly available data and published compensation surveys in order to establish compensation levels. Even though management utilizes the services of outside compensation experts, the Committee has exercised its authority to retain its own advisors and, accordingly, has separately engaged for the past four years Hewitt Associates, a global human resources consulting firm, to provide the Committee with independent advice on executive compensation matters. We have not requested and do not intend to request the firm to provide other services for the Company, other than the purchase of annual compensation surveys. The cost of these surveys in 2006 was $12,625. Hewitt Associates meets with the Committee in executive sessions without management, assists the Committee in its review of compensation by the peer group and advises the Committee on its implementation of our compensation philosophy. In addition, during the past year Hewitt Associates met with the full Board to discuss executive compensation issues.

During 2006, we continued our practice of providing to the Committee a tally sheet that comprehensively summarizes the various components of total compensation for our Chief Executive Officer, our Chief Financial Officer, the other named executive officers and selected other executives. The tally sheet, which is provided early in each calendar year, includes base salary, annual cash bonus, long-term incentive compensation, dividends on unvested shares of restricted stock, our cost for the foregoing and for perquisites and other benefits, and the annual cost under our qualified and non-qualified retirement plans.

Our annual cycle for reviewing the various components of compensation provides an opportunity to evaluate and recognize individual executive performance, while strengthening the link between pay and performance at least twice per year. The annual performance targets for the cash bonus and restricted stock award programs are established during the first quarter of each year. After the Company’s financial performance for the year has been determined, the annual performance-based cash bonus and performance-based restricted stock awards are determined. At mid-year we review fixed base salary and consider stock option grants. It is the Committee’s policy to consider the grant of stock options annually, since this results in a more evenly paced program without significant gaps in vesting dates. We believe this practice increases the program’s retention value by reducing the incentive for a participant to leave the Company when there is no vesting in the near-term.

The different components of executive compensation are discussed in more detail below. As the Committee determines the various components of compensation for the Chief Executive Officer, the President, the Chief Financial Officer and the other named executive officers, it also considers each of the other components, including the perquisites compared to companies in the peer group, as well as the total compensation.

Cash Compensation

Annual cash compensation consists of base salary and a performance-based bonus opportunity. Discretionary ad hoc bonuses are generally not utilized. Except for promotions, base salaries generally are reviewed annually and adjusted effective July 1 based on competitive factors. During the past several years, we have reduced the percentage of total compensation represented by fixed salary and have increased the variable performance-based compensation opportunities in order to more closely align executive compensation with stockholders’ interests. As a result of this strategy, in recent years the fixed salary portion of compensation as a percentage of the total of salary and maximum cash bonus and incentive stock award opportunities has been reduced to approximately 20% for Mr. Manoogian, 24% for Mr. Barry, and 33% for the other named executive officers.

The Committee determines the compensation of the Chief Executive Officer and the President. Our Chief Executive Officer and our President propose specific base salary increases for the other executives, although no changes are made until they are reviewed and approved by the Committee. Our Chief Executive Officer’s base salary has remained the same since 2003. In 2006, other executive officers generally received a modest increase in base salary of 3.5%, except for Mr. Wadhams, whose base salary increased approximately 11.9% to reflect his individual performance and his increasing responsibility within the Company.

Annual cash bonuses, shown in the “Non-Equity Incentive Plan Awards” column of the Summary Compensation Table, are determined under our annual cash bonus incentive compensation plan. These performance-based bonuses are directly tied to Company performance by linking executive officers’ annual cash bonus opportunities to earnings per share targets. Under this program, the percentage of an executive’s annual performance-based cash bonus opportunity depends upon our actual earnings for the year compared to the scheduled earnings per share target. The percentage of cash compensation tied to Company performance increases for our Chief Executive Officer and President in light of their greater responsibilities for the Company’s performance. As a result, the maximum bonus opportunities for our Chief Executive Officer and our President are 200% and 160%, respectively, of base salary and, for the Company’s other executive officers, 100% of base salary. Accordingly, our Chief Executive Officer and our President have the most potential cash compensation at risk.

In the first quarter of each year, the Committee approves a graduated earnings per share schedule for that year taking into account general economic and industry market conditions and the Company’s forecasted performance expectations for the year. Earnings per share has been selected as a measure that generally reflects Company performance, although the Committee and senior management also periodically review this metric. The calculation of earnings per share for financial reporting purposes is adjusted for certain transactions prior to evaluating Company performance for compensation purposes. Consequently, in establishing the schedule for determining annual performance-based cash bonuses, reported earnings per share is adjusted to exclude the effects of special charges, gains and losses from corporate divestitures, certain other non-operating income and expenses and the benefit resulting from stock repurchases in excess of a predetermined amount.

Under this graduated earnings per share schedule, as earnings per share change, the incentive bonus for an executive officer can vary between zero (if the Company fails to attain the minimum target) and, for attainment of stretch goals, the maximum bonus opportunity as described above.

The maximum bonus the Company would pay under this program is capped regardless of whether Company performance exceeds the maximum target, as it did for 2004, and regardless of increases in stockholder value. The Committee has adopted a policy that permits the Company to recover all or a portion of the performance-based cash bonus paid to executive officers, if the earnings per share or other performance criteria upon which such bonus was based were subsequently determined to be incorrect, and if properly determined or applied would have reduced the size of the bonus paid.

The schedule established for 2006 provided for bonuses ranging from the maximum opportunity level if earnings per share, adjusted as described above, attained or exceeded $2.55 to 20% of the maximum opportunity level if adjusted earnings per share were at least $2.00. During 2006 after a relatively strong first half, our businesses were adversely affected by declining housing activity, a decrease in consumer spending and continued increases in commodity costs. Adjusted earnings per share were determined to be $2.24, which principally excludes the impact of goodwill and financial investment impairment charges as well as expenses related to profit improvement initiatives in the Company’s plumbing and cabinet businesses. The executive officers, including Mr. Manoogian, received cash bonuses generally approximating 44% of the maximum bonus opportunity, compared with the performance-based cash bonuses for 2005 and 2004 when executives received on average 47.5% and 100%, respectively, of the maximum amount.

Equity Compensation

Company common stock is a major part of long-term compensation for key employees. Restricted stock awards and stock options have been granted under the Masco Corporation 2005 Long Term Stock Incentive Plan (the “2005 Plan”) and its predecessor the 1991 Long Term Stock Incentive Plan (the “1991 Plan”). These two plans are referred to collectively as the “Long Term Incentive Plan.” The frequency, value and vesting terms of awards are designed to provide executives with the potential for significant accumulation of Company common stock over the course of their careers with Masco. We believe this design reinforces our executives’ focus on the long-term enhancement of stockholder value and serves the objective of retaining key employees.

Our equity awards vest over an extended time period and therefore the value ultimately realized from these awards depends on the long-term value of our common stock. Vesting generally occurs over a ten-year period for restricted stock and a five-year period for options, and options may be exercised up to ten years after the date of grant. Vesting is also generally contingent on continued employment with the Company. By design, our awards do not vest immediately on retirement. Instead, following retirement, options continue to vest over any remainder of the five-year vesting period, and the schedule for vesting of restricted stock awards is accelerated somewhat beginning in the year a participant turns age 66. Thus, our executives know that their management of the Company will continue to impact them financially even after their active careers with us end, thus reinforcing our executives’ focus on the long-term enhancement of stockholder value. The “Restricted Stock” and “Stock Options” sections below contain additional details regarding vesting of equity awards.

The Company believes it continues to receive benefits from our equity awards even after a participant leaves the Company (upon retirement or otherwise) because our award agreements restrict participants from subsequently engaging in competitive and other activities that are adverse to our interests. In order to protect the Company’s goodwill, each participant is prohibited from competitive activities for one year following termination of employment. In addition, if a participant violates this restriction, the agreement gives us the right to recover from the participant the net gain realized from these awards during the two years prior to termination. In addition, if at any time after termination of employment (including retirement) a participant engages in any activity detrimental to the Company, any unexercised options including unvested installments and unvested restricted stock may be forfeited. We believe that these features not only improve our retention of executive talent, but also reduce the potential for harmful post-termination conduct.

Under current accounting rules, the cost related to restricted stock awards and options is fixed in relation to the value of Company common stock at the time of grant. Under the requirements of FAS 123R, this expense is generally amortized for financial reporting purposes over the shorter of the applicable vesting period or the period to our normal retirement age. Consequently, for financial reporting purposes as an executive approaches retirement age, the amortization period for outstanding awards and any new awards decreases, and therefore the annual amount of expense recognized by the Company for outstanding awards and new awards generally increases. In this regard, awards to a participant, such as our Chief Executive Officer, who continues to actively serve the Company after normal retirement age, are expensed in full immediately upon grant even though such awards remain subject to vesting requirements, and the executive will only realize their value over a period of years. Consequently, the Summary Compensation Table in the section “Compensation of Executive Officers” includes not only the amount of expense we recognized in 2006 for financial reporting purposes for new awards made during 2006 (including the full expense for awards made during the year to participants who were retirement age or older), but it also includes the expense we recognized in 2006 for all of the outstanding equity awards that were made in prior years, even if these earlier awards were reflected in the executive compensation reported in prior Proxy Statements. The Summary Compensation Table does not, however, reflect restricted stock awards granted for Company performance for 2006, since those awards were not granted until February 2007.

Our tax deduction for restricted stock awards is based on the fair market value of the stock when the restricted stock awards vest, and in the case of options, the tax deduction is based on the fair market value of the stock in excess of the exercise price only at the time options are exercised. The fair market value upon vesting of restricted stock or upon exercise of an option may differ from the fair market value of the stock on the date of grant that is used to calculate our expense for financial reporting purposes. Consequently, the tax benefit resulting from these programs, and therefore their after-tax cost to the Company is based on our share price at the time of vesting, in the case of restricted stock, and at the time of exercise, in the case of options. We have historically purchased a sufficient number of shares of Company common stock in the open market to offset any common share dilution resulting from restricted stock awards.

Restricted Stock

For many years, we have granted restricted stock awards to a broad group of eligible key employees. Restricted stock awards granted under the Long Term Incentive Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. Awards held by participants age 66 or older vest in not more than five annual installments, except that the awards Mr. Manoogian held in 2005 at the time we implemented this change continue to vest on their original longer-term schedule. In general, vesting is contingent on continued employment with the Company. The Long Term Incentive Plan provides, however, that shares continue to vest upon retirement on or after normal retirement age, and that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. Unvested restricted shares are held in the participant’s name, and accordingly, the participant has the right to vote the shares and receive dividends. Any employee who receives a restricted stock award must observe a noncompetition covenant for a one-year period following termination of employment. In addition, if any unvested awards continue to vest after a participant’s employment terminates by retirement or otherwise, the value of such shares may be forfeited to us if the participant engages in activity detrimental to the Company.

Our annual restricted stock award program for key employees (including executive officers) links the value of stock grant opportunity to Company performance in the same manner as our cash incentive compensation plan, except that the Committee also considers long-term improvement in return on invested capital as a factor in determining the size of annual grants of restricted stock to executive officers. After the year-end, the Committee may exercise its negative discretion to reduce the size of the award if it is not satisfied with the Company’s progress in improving return on invested capital, regardless of the level of targeted earnings per share that is achieved. We believe that return on invested capital complements the earnings per share profitability measure. The return on invested capital reflects how efficiently we use our capital. Although restricted stock awards are based on Company performance, we believe that a long vesting period, which exceeds those of many other companies, including many in our peer group, increases executive retention and provides incentives for increasing stockholder value on a long-term basis. As under our cash incentive compensation plan, the maximum opportunity levels for restricted stock awards under this program (as a percentage of base salary) are 200% for our Chief Executive Officer, 160% for our President and 100% for our other executive officers.

The Committee compares the Company’s performance with the scheduled earnings per share targets to determine the actual awards of restricted stock at its regularly scheduled meeting in February, which is held without regard to the timing of any communication of any material non-public information. In determining the number of shares of restricted stock that are awarded, the Committee uses the closing price of Company common stock on the date of the grant, as compared with the prior practice of using a price between the high and low sale prices on the date of grant. As a result of the Company’s performance in 2006, the named executive officers (other than Mr. Doran) received awards of restricted stock valued at approximately 44% of the maximum award opportunity as compared to 47.5% for 2005 and 100% for 2004. Since Mr. Doran retired in 2006, he received cash in lieu of a restricted stock award prorated for the partial year of service.

As part of our annual restricted stock award program for key employees, the Chief Executive Officer or President can recommend additional restricted stock awards for the executive management group, including other named executive officers, if warranted by outstanding individual contribution. The total value of all such awards cannot exceed 20% of the combined annual salaries of the executive management group, excluding the salaries of the Chief Executive Officer and the President, who are not eligible to receive such additional awards. No such awards were granted in 2006.

Stock Options

Stock options also reflect the Committee’s focus on long-term, equity-based compensation that is aligned with the interests of stockholders and provide incentive for future performance. Historically, we granted stock options to a limited group of key employees, including the leadership of our various operating entities, to strive for a common goal of overall share price appreciation. In 2003, the Committee approved guidelines for granting stock options (including grants to executive officers), anticipating that annual awards would approximate 1% of our outstanding shares.

Options granted since February 2000 vest in equal annual installments of 20% over a five-year period and remain exercisable until ten years from the grant date. Options granted before that time also had a ten-year term, but vested annually on a different schedule. See note 1 to the “Outstanding Equity Awards at Fiscal Year-End” table below. Upon retirement, options continue to vest and remain exercisable as if employment continued. Rights under option grants are not accelerated upon retirement. Options become immediately exercisable upon a death, permanent and total disability or a change in control, although upon death options may only be exercised until the earlier of the expiration of their original term or one year after death. Upon other termination of employment, participants may exercise options but only to the extent such options are then exercisable, within 30 days for voluntary termination and 3 months for involuntary termination; however, any amounts realized by the participant upon exercise of options in these cases could be subject to the clawback feature described below.

The option grant guidelines for annual option grants utilize a multiple of base salary. For our Chairman and Chief Executive Officer and our President, the multiples are eight and six, respectively. The multiple for all other executive officers is three times base salary. In accordance with these guidelines, in July 2006 we granted options to approximately 600 key employees (including all executive officers and Mr. Manoogian) as part of the Committee’s strategy to utilize options as an important component of our long-term incentive compensation for key employees.

Options are granted annually for participants, including the executive officers, at a regularly scheduled Committee meeting. We have not in the past granted stock options at a time when we were in possession of material non-public information, which if released would reasonably be expected to increase the price of the our common stock, although we have no formal policy to that effect. Options are granted at the fair market value on the date of grant, so option holders only benefit from subsequent stock price appreciation. In determining the exercise price on the grant date, the Committee uses the closing stock sale price on the date of grant, as compared with the prior practice of using a price between the high and low sale prices on the date of grant. The 2005 Plan prohibits the granting of restoration options, other than restoration options resulting from the exercise of certain outstanding options granted under the predecessor 1991 Plan. Such restoration options are granted only when a participant exercises an eligible option granted pursuant to the 1991 Plan and pays the exercise price by delivering shares of Company common stock. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price of the restoration option is the fair market value of Company common stock, also now determined based on the closing sale price on the date of grant, so that the participant benefits only from subsequent increases in our stock price.

Our stock option agreements include a “clawback” provision under which we may require the participant to pay back to us the net gain realized upon the exercise of any installment of the option that became exercisable within two years prior to employment termination (except in the event of normal retirement, death or disability). We believe that this feature enhances the retention aspects of our equity compensation arrangements.

Stock Ownership Requirement

In order to reinforce the alignment of executives’ interests with long-term stockholder interests, the Board has established stock ownership guidelines for the executive management group, including named executive officers, that require them to remain at risk by maintaining a substantial interest in our common stock. This minimum personal investment requirement is designed to assure that a meaningful amount of the executive officers’ personal net worth is invested in the Company. We require our executives to achieve the share ownership necessary to meet the guidelines within three years after becoming subject to the guidelines. Unvested shares of restricted stock count towards achieving the requirement, since those shares are registered in the executive’s name, although they may not be transferred or sold. The guidelines require stock ownership ranging from a minimum of two times base salary to five times base salary, which is required for our Chief Executive Officer. At least annually, the Committee reviews executive ownership of Company common stock. As of December 31, 2006, when the closing price was $29.87, executive ownership of Company common stock ranged from six to ten times average base salary, and our Chief Executive Officer held 94 times his base salary in Company common stock.

Except for employee stock options granted under our Long Term Incentive Plan and other arrangements permitted by law and approved by our Board of Directors, our insider trading policy prohibits our senior management from engaging in transactions involving derivative securities of the Company, such as put and call options, and in certain other arrangements, such as forward sales and short sales, including transactions intended to reduce their risk of holding Company common stock.

Perquisites

We provide a limited number of perquisites to our senior executives. We maintain aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of Company aircraft. The Board has requested for security purposes that Messrs. Manoogian and Barry use Company aircraft for both business and personal travel and, notwithstanding this requirement, personal use by these officers is considered a perquisite for SEC reporting purposes. As a result, personal use of the airplanes by Messrs. Manoogian and Barry account for approximately 90% of their total perquisites. Upon approval of the Chief Executive Officer or President, our other executive officers may also on occasion use Company aircraft, if available, for personal travel.

Our compensation and benefit programs (particularly our equity and retirement arrangements) are complex and have significant tax, legal and financial implications for participants. In order to assist our executives in achieving the benefit of these programs, our executive officers are eligible to participate in an estate and financial planning program. This program provides up to $10,000 per year for financial planning and tax preparation, with a carry-forward allowance to cover additional costs associated with the development of an estate and financial plan. We have also established a health examination program for key employees, including executive officers, to encourage annual preventative diagnostic medical examinations. We pay the dues for certain clubs used for business purposes by our Chief Executive Officer and our President. In a few cases, such clubs permit personal use by our Chief Executive Officer and our President as well as by other Company employees, although the cost of such personal use is paid for personally by such individuals. A Company vehicle is available for business and personal use by our Chairman, and on occasion it has been used by other executives. In a few circumstances, we pay our employees, including executive officers, an amount to offset adverse tax consequences attributable to arrangements that we intended to make available on a non-taxable basis.

Retirement Programs

We provide retirement benefits for many of our employees. These plans provide retirement income supplementing social security and individual asset accumulation. In addition, we have implemented an unfunded Supplemental Executive Retirement Plan for a limited number of senior executives, including all of the named executive officers, to supplement the benefits they would otherwise receive upon retirement. Information with respect to benefits under these plans is included in the data reviewed by the Committee. The plans in which our executive officers participate are described below under “Compensation of Executive Officers — Retirement Plans.”

Change in Control

Unlike the practices at a number of other companies, our executives do not have employment or severance contracts or voluntary non-qualified deferred compensation plans, nor do they have agreements entitling them to additional salary, bonus, or new equity grants following a change in control of the Company. However, if a change in control occurs, all participants under our Long Term Incentive Plan fully vest and all participants under our Supplemental Executive Retirement Plan fully vest and may receive an enhanced benefit accrual regardless of any subsequent continuation or termination of employment. A “change in control” under the plans occurs only if, during any 24-month period, the individuals who were incumbent Directors at the beginning of the period cease for any reason to constitute a majority of the Board of Directors. For this purpose, individuals who became Directors after the beginning of the period with the approval of at least two-thirds of the incumbent Directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become Directors within one year after certain unauthorized tender offers for or acquisitions of 25% or more of the combined voting power of all outstanding voting securities of the Company or, under the equity compensation programs, as a result of certain actual or threatened election contests not by or on behalf of the Board.

After a change in control, the accelerated payment or cash-out of awards may be considered to be “golden parachute payments” if in aggregate such payments exceed certain thresholds. Although we do not intend to cause adverse tax consequences to participants, under the Internal Revenue Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If a participant, including any named executive officer, under the Long Term Incentive Plan or the Supplemental Executive Retirement Plan becomes entitled to receive payments that trigger the application of the excise tax, we will make an additional cash payment to the participant that will generally make the participant whole for such excise tax. Based on our assessment, no excise tax would have been payable by the Company to any named executive officer if a change in control had occurred as of December 31, 2006. The tally sheet used by the Committee to review executive compensation includes our obligations to the executives under these programs in the event of a change in control.

Additional information concerning the effect of a change in control appears below in “Compensation of Executive Officers — Change in Control and Termination.”

Internal Revenue Code, Section 162(m)

Section 162(m) of the Internal Revenue Code limits deductibility of annual compensation in excess of $1 million paid to highly compensated employees, which includes our Chief Executive Officer and the other named executive officers unless this compensation qualifies as “performance-based.” The stock options, annual cash bonus and annual restricted stock award grants to the executive officers under the performance-based schedule described above all qualify under Section 162(m) and are therefore fully deductible. The Committee, however, continues to believe that it is in the Company’s interest to retain flexibility in its compensation programs, and consequently in some circumstances the Company has paid and intends to continue to pay compensation that exceeds the limitation of Section 162(m).

Conclusion

We have designed our executive compensation programs to meet our objectives of attracting, retaining and motivating key executive talent and aligning our executives’ interests with maximizing long-term stockholder value. We recognize individual contributions in the context of overall Company performance, as we seek to retain talented executives in a challenging business environment. We believe that we have a competitive, performance-driven compensation program that accomplishes these objectives.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s Proxy Statement.

Peter A. Dow, Chairman
Verne G. Istock
David L. Johnston
J. Michael Losh
Mary Ann Van Lokeren

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table summarizes the annual and long-term compensation of our Chief Executive Officer, our Chief Financial Officer, the three other highest paid current executive officers, and a retired executive officer whose total compensation, determined pursuant to SEC requirements, results in his inclusion in this table (collectively, the “named executive officers”) for 2006. The amounts shown under “Restricted Stock Awards” and “Stock Options” are the amounts we are required to expense in 2006 for accounting purposes, including amounts relating to awards that were granted in prior years. The variation between the value of the awards granted for 2006 and the amounts indicated below is primarily due to the expensing requirements of FAS 123R described in the footnotes below, under which expense amounts are based, in part, on the proximity of the individual’s age to Masco’s normal retirement age of 65. Since five of the six individuals named below are within two years of normal retirement age or older, the amounts shown in the table significantly exceed the value of the restricted stock awards and stock options actually granted for 2006.

2006 Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Restricted		Incentive	Deferred
				Stock	Stock	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)(3)	Options(2)	Awards(4)	Earnings(5)	Compensation(6)	Total

Richard A. Manoogian	2006	$1,500,000	-0-	$5,455,030	$8,634,787	$1,320,000	-0-	$383,278	$17,293,095	(2)
Chairman of the
Board and Chief
Executive Officer
Timothy Wadhams	2006	$718,942	-0-	$451,918	$718,193	$335,000	$67,337	$64,728	$2,356,118
Senior Vice President
and Chief Financial Officer
Alan H. Barry	2006	$1,001,827	-0-	$1,661,249	$2,515,495	$719,000	$701,554	$199,135	$6,798,260
President and Chief
Operating Officer
John R. Leekley	2006	$747,500	-0-	$767,729	$779,776	$335,000	-0-	$86,046	$2,716,051
Senior Vice President
and General Counsel
Daniel R. Foley	2006	$421,212	-0-	$559,327	$865,420	$189,000	$140,066	$59,958	$2,234,283
Vice President —
Human Resources
David A. Doran	2006	$202,992	$82,750	$860,536	$1,661,090	$81,458	-0-	$19,445	$2,908,271	(2)
Retired Vice
President — Taxes

(1)	We do not typically grant discretionary bonuses. The amount shown in this column reflects the cash received by Mr. Doran in early 2007 in lieu of the performance-based restricted stock award for 2006, pro-rated for a partial year of service.

(2)	These columns reflect the FAS 123R value of restricted stock and stock options we expensed in 2006 and include restricted stock and options granted in 2006 as well as in prior years. Under FAS 123R the expensing period for our equity awards is the shorter of the vesting period or the period to age 65. As a result of the adoption of FAS 123R the amounts shown above in the table for restricted stock awards and stock options significantly exceed the value of the equity awards which were granted to the individuals for 2006. For example, in the case of Mr. Manoogian an aggregate of $14,089,817 is characterized as equity compensation for 2006, since that is the amount required to be recognized as expense in 2006 under FAS 123R. However, $8,602,361 of that amount is attributable to equity compensation granted in prior years, all of which would have been expensed prior to 2006 if FAS 123R had been in effect during those prior years. In Mr. Doran’s case, the expense for all of his awards was recognized in 2006 as a result of his retirement during the year.

For restricted stock, the amount expensed is based on the fair market value on the date of grant. For options, the amounts were based on the same assumptions set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The named executive officers have no assurance that the amounts reflected in this table will be realized. For restricted stock, the named executive officers only realize the value of the long-term incentive restricted stock awards over an extended period of time because scheduled vesting of awards generally occurs pro rata over ten years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its common stock.

(3)	Although the cash bonuses reported in the “Non-Equity Incentive Plan Awards” column were paid for 2006 Company performance, the performance-based awards of restricted stock reported in this column (which were granted in 2006) were based on 2005 Company performance. This performance resulted in an award for each individual of 47.5% of the individual’s maximum opportunity for that year. Awards of restricted stock based on Company performance in 2006 were granted in early 2007 and are not reflected in the amounts shown. These awards, which were 44% of the individual’s maximum opportunity for 2006, are discussed above in our “Compensation Discussion and Analysis.”

(4)	This column shows the annual performance-based cash bonus for 2006 that was paid in early 2007 at 44% of the individual’s maximum bonus opportunity for that year as discussed in our “Compensation Discussion and Analysis.” This annual cash bonus program for executive officers is based on the attainment of earnings per share targets as described in the “Compensation Discussion and Analysis.” The award for Mr. Doran was prorated as a result of his retirement during 2006.

(5)	This column shows increases in the pension values from December 31, 2005 to December 31, 2006. These values were developed by comparing the Present Value of Accumulated Benefits for December 31, 2006 (shown in the “Pension Plan” table below) to the Present Value of Accumulated Benefits for December 31, 2005. The Present Value of Accumulated Benefits reflects Nonqualified Deferred Compensation Earnings as a result of integrating the nonqualified plans with the Supplemental Executive Retirement Plan (described below under “Retirement Plans”). The 2006 earnings for the non-qualified Benefits Restoration Plan are shown separately below in column B of the table “2006 Non Qualified Deferred Compensation Plan.” For Messrs. Manoogian, Leekley and Doran the pension values decreased in 2006 by $1,698,268, $9,189 and $31,590, respectively, due to the interrelating effects of discount rate changes between 2005 and 2006 and the above-referenced integrations for the Supplemental Executive Retirement Plan. The named executive officers did not have any above-market earnings under any of plans in which they participate. The values were calculated using the same assumptions set forth in the note to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(6)	This column includes Masco’s contributions and allocations under our qualified and non-qualified defined contribution retirement plans for the accounts of the named executive officers ($105,000 for Mr. Manoogian; $50,326 for Mr. Wadhams; $70,128 for Mr. Barry; $52,325 for Mr. Leekley; $29,485 for Mr. Foley; and $13,019 for Mr. Doran), reimbursements for taxes owed in connection with the attendance by spouses at an offsite management meeting ($3,335 for Mr. Manoogian; $3,478 for Mr. Wadhams; $3,248 for Mr. Barry; $2,999 for Mr. Leekley; $4,087 for Mr. Foley; and $2,341 for Mr. Doran), and perquisites. The Board of Directors requires Messrs. Manoogian and Barry to use Masco aircraft for both business and personal travel, notwithstanding that personal usage is deemed to be a perquisite for SEC reporting purposes. The only perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount was personal use of Company aircraft ($255,012 for Mr. Manoogian and $112,270 for Mr. Barry). On occasion during 2006 Messrs. Wadhams and Leekley also used Masco aircraft for personal travel. Perquisites also included: for each named executive officer attendance by their wives at an offsite management meeting; for Messrs. Manoogian and Wadhams the use of a car and driver; for Messrs. Barry, Leekley and Foley financial planning, auto insurance and an executive health exam; and for Mr. Foley home decor advice (for which the Company did not incur any incremental cost).

Grants of Plan-Based Awards

The following table sets forth information concerning the grants of restricted stock and options to the named executive officers in 2006. The grant date set forth below is the date that the Committee or Board granted the award.

2006 Grants of Plan-Based Awards

						All Other
					All Other	Option
					Stock	Awards:		Grant Date
					Awards:	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Number of	Securities	Base Price	of Stock and
		Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	of Option	Option
Name	Grant Date	Threshold	Target	Maximum	Stock(2)	Options	Awards(3)	Awards(2)(4)

Richard A. Manoogian	n/a	$600,000	$1,500,000	$3,000,000
	02/06/2006				48,100			$1,431,456
	07/26/2006					480,000	$26.60	$4,056,000
Timothy Wadhams	n/a	$152,200	$380,500	$761,000
	02/06/2006				10,900			$324,384
	07/26/2006					85,000	$26.60	$718,250
Alan H. Barry	n/a	$326,400	$816,000	$1,632,000
	02/06/2006				25,300			$752,928
	07/26/2006					230,000	$26.60	$1,943,500
John R. Leekley	n/a	$152,200	$380,500	$761,000
	02/6/2006				11,800			$351,168
	07/26/2006					85,000	$26.60	$718,250
Daniel R. Foley	n/a	$85,800	$214,500	$429,000
	02/06/2006				6,700			$199,392
	07/26/2006					48,000	$26.60	$405,600
	11/17/2006(5)					20,793	$28.80	$100,430
David A. Doran	n/a	$36,833	$92,083	$184,167
	02/06/2006				6,700			$199,392

(1)	The amounts shown reflect the threshold, target and maximum payouts under the 2006 performance-based cash bonus program described in the “Compensation Discussion and Analysis,” based on current annual salary rates. The amounts paid under this program are set forth in the “Summary Compensation Table” above.

(2)	Although the amounts shown under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect the range of potential cash bonuses based on 2006 Company performance, the information shown in this table with respect to awards of restricted stock reflects grants made on account of Company performance in 2005. These restricted stock awards were previously disclosed in our 2006 Proxy Statement.

(3)	The exercise price for the options granted on July 26, 2006 was the fair market value on the date of grant, using a price between the grant day’s high and low sales prices. The closing price on the date of grant was $26.34.

(4)	The grant date fair value shown in this column reflects the total expense to be recognized as of the date of grant determined pursuant to FAS 123R. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Masco common stock at a future date when the option is exercised.

(5)	The November 17, 2006 option grant for Mr. Foley was a restoration option granted in connection with the exercise of an option originally granted under our 1991 Long Term Stock Incentive Plan. The exercise price of a restoration option is equal to the market value of our common stock at the time the original option is exercised. For purposes of determining the market value, we now use the closing price on the date of grant; however, at the time this option was granted, we used the price at which the recipient actually sold shares in connection with the exercise of the underlying option as the fair market value. On November 17, 2006, the closing price of Masco common stock was $28.97. We have discontinued the grant of restoration options, other than restoration options resulting from the exercise of options granted under this prior plan.

The “Compensation Discussion and Analysis” describes the performance-based cash bonuses, performance-based stock awards and options, including the proportion of fixed salary to variable compensation, and the targets for performance-based compensation. Although awards under the Plan generally vest in equal annual installments of 10% over a period of ten years, because of their ages at the date of grant, as described in the “Compensation Discussion and Analysis,” the vesting of these awards will accelerate for each of these named executive officers other than Mr. Wadhams. The stock options granted in 2006 vest in five equal annual installments commencing on the first anniversary of the date of grant and remain exercisable until ten years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for each of the named executive officers as of December 31, 2006 (i) each stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of such shares based on the closing price of Masco common stock on December 29, 2006, the last trading day of the year ($29.87 per share). The value realized upon vesting of the restricted shares will depend on the value of Masco common stock on the date of vesting.

2006 Outstanding Equity Awards at Fiscal-Year-End

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price	Date	Vested	Vested

Richard A. Manoogian							731,922	$21,862,510
	05/21/1997		900,000		$19.50	05/21/2007
	01/12/1999	(3)	131,645		29.63	05/21/2007
	02/16/2000		204,000		19.75	02/16/2010
	05/16/2001		2,000,000		22.12	05/16/2011
	03/04/2002	(3)	403,866		28.97	05/21/2007
	03/04/2002	(3)	92,717		28.97	02/16/2010
	12/10/2002		144,000	36,000	19.50	12/10/2012
	10/29/2003		288,000	192,000	27.50	10/29/2013
	07/29/2004		192,000	288,000	30.00	07/29/2014
	12/22/2004	(3)	160,362		36.48	05/21/2007
	05/09/2005		96,000	384,000	30.75	05/09/2015
	07/26/2006		—	480,000	26.60	07/26/2016
Timothy Wadhams							112,789	$3,369,007
	10/09/2001		60,000		$20.75	01/14/2011
	12/10/2002		43,200	14,400	19.50	12/10/2012
	10/29/2003		45,000	30,000	27.50	10/29/2013
	01/14/2004		12,000	18,000	26.50	01/14/2014
	07/29/2004		30,000	45,000	30.00	07/29/2014
	09/24/2004	(3)	35,730		34.1236	01/14/2011
	09/24/2004	(3)	8,229		34.1236	12/10/2012
	05/09/2005		17,000	68,000	30.75	05/09/2015
	07/26/2006		—	85,000	26.60	07/26/2016
Alan H. Barry							224,988	$6,720,392
	05/21/1997		42,000		$19.50	05/21/2007
	01/28/1999	(3)	8,803		31.01	05/21/2007
	02/16/2000		18,000		19.75	02/16/2010
	05/08/2002	(3)	28,184		29.06	05/21/2007
	05/08/2002	(3)	24,467		29.06	02/16/2010
	12/10/2002		34,200	11,400	19.50	12/10/2012
	05/13/2003		120,000	120,000	23.00	05/13/2013
	10/29/2003		138,000	92,000	27.50	10/29/2013
	07/29/2004		92,000	138,000	30.00	07/29/2014
	11/16/2004	(3)	11,795		36.36	05/13/2013
	05/09/2005		46,000	184,000	30.75	05/09/2015
	07/26/2006		—	230,000	26.60	07/26/2016

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price	Date	Vested	Vested

John R. Leekley							113,728	$3,397,055
	05/21/1997		220,000		$19.50	05/21/2007
	02/16/2000		144,000		19.75	02/16/2010
	02/20/2002	(3)	44,759		26.14	05/21/2007
	12/10/2002		66,400	16,600	19.50	12/10/2012
	10/29/2003		51,000	34,000	27.50	10/29/2013
	07/29/2004		34,000	51,000	30.00	07/29/2014
	05/09/2005		17,000	68,000	30.75	05/09/2015
	07/26/2006		—	85,000	26.60	07/26/2016
Daniel R. Foley							52,137	$1,557,332
	02/16/2000		60,000		$19.75	02/16/2010
	12/10/2002		28,200	9,400	19.50	12/10/2012
	10/29/2003		28,800	19,200	27.50	10/29/2013
	03/31/2004	(3)	25,410		30.6965	05/21/2007
	03/31/2004	(3)	12,868		30.6965	02/16/2010
	03/31/2004	(3)	5,971		30.6965	12/10/2012
	07/29/2004		19,200	28,800	30.00	07/29/2014
	09/20/2004	(3)	16,773		34.05	05/21/2007
	05/09/2005		9,600	38,400	30.75	05/09/2015
	07/26/2006		—	48,000	26.60	07/26/2016
	11/17/2006	(3)	—	20,793	28.80	05/21/2007
David A. Doran							45,472	$1,358,249
	05/21/1997		—		$19.50	05/21/2007
	02/16/2000		—		19.75	02/16/2010
	12/10/2002		37,600	9,400	19.50	12/10/2012
	10/29/2003		28,800	19,200	27.50	10/29/2013
	07/29/2004		19,200	28,800	30.00	07/29/2014
	05/09/2005		9,600	38,400	30.75	05/09/2015
	05/04/2006	(3)	43,388		32.3288	02/16/2010
	07/26/2006		—	24,000	26.60	07/26/2016

(1)	Options granted on or after February 16, 2000 (other than restoration options) vest in equal annual installments of 20% commencing one year from the date of grant, and options granted before that date vest 20% on the second anniversary of the date of grant, 10% on the next five anniversaries and 30% on the eighth anniversary.

(2)	Awards of restricted stock generally vest in equal annual installment of 10% commencing on a designated vesting date in the year following the date of grant. See “Compensation Discussion and Analysis” for a discussion of accelerated vesting for participants who are at least 66 years old.

(3)	Options identified by this footnote are restoration options, which are exercisable in full six months and one day after the grant date. Our plan does not permit the grant of new restoration options, other than restoration options resulting from the exercise of options granted under a prior plan.

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized by each of the named executive officers during 2006 in connection with the exercise of stock options and the vesting of restricted stock.

2006 Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Restricted Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized
Name	Exercise	Exercise	Acquired on Vesting	on Vesting

Richard A. Manoogian(1)	1,552,883	$4,770,392	156,080	$4,655,299
Timothy Wadhams	-0-	-0-	15,706	$474,619
Alan H. Barry	26,012	$91,209	32,570	$972,833
John R. Leekley	145,087	$1,907,052	23,822	$714,936
Daniel R. Foley	30,711	$285,612	10,287	$309,152
David A. Doran	197,000	$2,508,024	8,976	$270,484

(1)	Mr. Manoogian has continued to hold the shares (other than shares withheld for taxes) he acquired upon exercise of options and vesting of restricted stock in 2006.

Retirement Plans

We have a qualified profit sharing plan and a qualified pension plan that cover many salaried employees, including the executives. As in many other companies, we also maintain a complementary non-qualified Benefits Restoration Plan, which has both defined benefit and defined contribution components, to restore for participants benefits which otherwise would be limited by Internal Revenue Code provisions applicable to the tax-qualified plans. As described below, the named executive officers are also covered by the non-qualified Supplemental Executive Retirement Plan which supplements, but is integrated with the benefits provided under, our other retirement plans.

Qualified Pension Plan

At normal retirement age (65), participants will receive for life (with five years certain) a monthly benefit equal to 1/12th of the participant’s Final Average Compensation (equal to the average of the highest five consecutive January 1 annual base salary rates) times a maximum of 30 years of credited service times 1.1%, with a small additional annual benefit for credited service prior to July 1, 1971. Vesting occurs after five full years of employment, and all of the named executive officers are fully vested. The qualified Pension Plan benefit amounts set forth in the table below are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan (see footnote (1) to the table). Each of the named executive officers who is younger than 65 would be eligible for a reduced early retirement benefit which is available to any plan participant age 55 or older who is vested. Reduction factors for pension commencement prior to age 65 (applicable both to the qualified Pension Plan and to the defined benefit portion of the Benefits Restoration Plan) are 5/9 and 5/18 of one percent reduction for each month, respectively for the months from ages 60 to 65, and for the months from ages 55 to 60, for a total early commencement reduction of 50% at age 55. A disability benefit equal to the accrued benefit is payable to a participant disabled after ten or more years of service. There are no “premium” early retirement subsidies available under these plans for the named executive officers.

Benefits Restoration Plan

The defined benefit portion of the non-qualified Benefits Restoration Plan is similar to the qualified Pension Plan. As noted below in footnote (1) to the table, the payment timing, form, early retirement and other options for this Plan are the same as for the qualified Pension Plan.

Qualified and Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company maintains a tax qualified profit sharing plan for a number of its employees, including the named executive officers. Contributions are discretionary, may not exceed 7% of base salary, and for 2006 such contributions along with the book entry allocations described below, are included with “All Other Compensation” in the Summary Compensation table. Under the defined contribution portion of the Benefits Restoration Plan the Company makes allocations for each participant, including the named executive officers, reflecting defined contribution amounts utilizing base salary that would exceed the Internal Revenue Code’s limitations applicable to our qualified profit sharing plan, together with amounts reflecting pro-forma earnings on prior years’ allocations. These allocations are maintained in book entry form in a Company account in each participant’s name. The Plan limits Company contributions made to the qualified profit sharing plan plus the allocations in excess of qualified plan limitations which are made to the Benefits Restoration Plan, to a combined maximum of 7% of base salary. The pro-forma earnings are credited to the book entry accounts based on the performance reported by the several Fidelity Freedom Fund® offerings which are available to all plan participants in our qualified profit sharing plan. These book entry allocations are not funded. Payouts from this portion of the Benefits Restoration Plan are available on the same basis as distributions from the Company’s qualified profit sharing plan, which may include a lump sum, or an installment payment option following termination although, the qualified profit sharing plan also permits such distributions after attainment of age 59 1/2 and prior to termination. The following table shows for each named executive officer (A) the amount of the book entry allocation to the participant’s Benefits Restoration Plan account made by the Company for 2006, (B) the amount of pro-forma earnings credited to the participant’s account, and (C) the account’s ending balance at the date shown.

2006 Nonqualified Deferred Compensation Plan
Defined Contribution Portion of the Benefits Restoration Plan

	A	B	C
	Masco	Earnings	Balance
	Allocations	Credited	at December 31,
Name	for 2006	for 2006	2006

Richard A. Manoogian	$89,600	$80,692	$938,790
Timothy Wadhams	$34,926	$13,754	$179,678
Alan H. Barry	$54,728	$30,796	$378,821
John R. Leekley	$36,925	$45,088	$511,430
Daniel R. Foley	$14,085	$13,455	$155,687
David A. Doran	-0-	$5,882	$172,414

We offer no other plans of deferred compensation which would permit the election of deferrals of cash compensation by the executive officers other than the qualified 401(K) savings plan to which participants (including the named executive officers) but not the Company may make pre-tax contributions.

Supplemental Executive Retirement Plan

Many of our executive officers have been employed by us, a company acquired by us or a prior Company affiliate for the majority of their careers. In lieu of any employment agreements, severance arrangements or voluntary non-qualified deferred compensation plans, we have implemented an unfunded Supplemental Executive Retirement Plan for a limited number of senior executives, including all of the named executive officers, to supplement the benefits they would otherwise receive upon retirement. Each of the named executive officers is fully accrued and vested in this benefit. Provided no change in control has occurred, participants are required to refrain from activities negatively impacting the Company’s business following termination of employment.

Beginning at retirement on or after age 65, participants in the Supplemental Executive Retirement Plan are to receive annually for life an amount which, when integrated with benefits from our other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60% (currently based on an accrual rate of 4% per year for up to 15 years of service) of the average of the participant’s highest three years’ cash compensation received from us (base salary and regular year-end cash bonus, not in excess of 60% of that year’s maximum bonus opportunity). The bonus actually paid in excess of this 60% limitation can be used in calculating cash compensation received in earlier or later years.

This Plan provides for no early retirement benefit prior to age 65, and benefits under the Plan are not payable in a lump sum, other than in the case of a change in control as described below. Generally, participants who terminate employment with Masco with more than five years’ service before age 65 become entitled to receive their accrued benefit reduced by a vesting schedule that provides for no more than 50% vesting upon attainment of age 50 and 100% vesting no earlier than age 60. Such vested benefit is not payable until age 65 and is subject to certain offsets for amounts earned from prior or future employers.

The plan provides a disability benefit payable to a participant who has been employed at least two years and becomes disabled while employed with us. The disability benefit is paid until age 65 (integrated with Company paid long-term disability insurance) and is equal to 60% of the annual salary and bonus (up to 60%) in effect at the time of disability. At age 65, payments revert to a calculation based on the high three year average compensation (as described above) and the benefit percentage earned at the time of disability, increased (if less than 60%) by the period of disability.

A surviving spouse will receive reduced benefits. A participant receiving benefits and his or her surviving spouse may also receive supplemental medical benefits. The estimated present value at December 31, 2006 of future medical benefits, is $247,132 for Mr. Barry; $254,207 for Mr. Doran; $254,208 for Mr. Foley; $238,943 for Mr. Leekley; $190,662 for Mr. Manoogian and $210,858 for Mr. Wadhams.

The plan is unfunded, except that following a change in control the payment of accrued benefits on a present value basis plus an amount for any related excise taxes resulting from such plan payment and certain other Company payments is mandatory. No such payment of excise taxes would have been required if a change in control had occurred as of December 31, 2006. See “Change in Control” below.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by integration with Company-funded benefits under our other retirement plans (as well as, in most cases, by offsets for benefits payable by reason of prior employment). Consequently, amounts payable under our qualified Pension Plan, the qualified profit sharing plan and both the defined benefit and defined contribution portions of the Benefits Restoration Plan reduce the benefits otherwise payable pursuant to the Supplemental Executive Retirement Plan. The present value amounts for the Supplemental Executive Retirement Plan shown in the table have been reduced to reflect the integrations and offsets referred to above. The following table shows the estimated present value of December 31, 2006 accumulated benefits in the pension plans described above for each of the named executive officers.

2006 Pension Plan Table

			Present Value of
		Number of Years	Accumulated
Name	Plan Name	Credited Service(1)	Benefits(2)

Richard A. Manoogian	Qualified Pension Plan	30	$1,732,666
	Benefits Restoration Plan	30	3,172,798
	Supplemental Executive	48	13,800,063
	Retirement Plan
Timothy Wadhams	Qualified Pension Plan	30	$146,973
	Benefits Restoration Plan	30	582,798
	Supplemental Executive	30	2,549,679
	Retirement Plan
Alan H. Barry	Qualified Pension Plan	23	$529,949
	Benefits Restoration Plan	23	1,431,435
	Supplemental Executive	23	10,490,882
	Retirement Plan
John R. Leekley	Qualified Pension Plan	30	$710,977
	Benefits Restoration Plan	30	1,573,921
	Supplemental Executive	30	5,000,200
	Retirement Plan
Daniel R. Foley	Qualified Pension Plan	13	$282,949
	Benefits Restoration Plan	13	278,922
	Supplemental Executive	13	3,982,271
	Retirement Plan
David A. Doran(3)	Qualified Pension Plan	30	$720,176
	Benefits Restoration Plan	30	686,899
	Supplemental Executive	32	3,125,329
	Retirement Plan

(1)	The qualified Pension Plan and Benefits Restoration Plan provide life annuities (with a minimum 5 years’ payments guaranteed) with actuarially equivalent survivor and other payment options, based on credited service for years of employment with any of Masco, its subsidiaries or certain prior Masco affiliates and their subsidiaries. Mr. Wadhams was employed by Masco for eight years and by a prior Masco affiliate for 17 years before returning to Masco in 2001. Mr. Foley, who was previously employed by a prior affiliate of the Company for two years, has been employed by Masco for 11 years. The maximum credited service under each of the qualified Pension Plan and the Benefits Restoration Plan is 30 years. Service under the Supplemental Executive Retirement Plan commences with the date of hire and includes service only with Masco and businesses in which Masco has a 50% or greater interest. As a part of the agreement under which Mr. Wadhams rejoined Masco in 2001, we agreed to fully vest him in the full 60% accrual under our Supplemental Executive Retirement Plan as well as guarantee his retiree medical benefits from a prior employer. Mr. Foley’s agreement also provides for a 60% accrual under this Plan. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)	The Present Value of Accumulated Benefits was calculated as of December 31, 2006 using (a) the normal form of benefit payable under each plan using base pay only for the qualified Pension Plan and Benefits Restoration Plan (b) base pay plus cash bonus for the Supplemental Executive Retirement Plan, the 2006 portion of which is set forth in the Summary Compensation Table and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in the Company’s Annual Report Form 10-K as filed for the year ended December 31, 2006. Although SEC disclosure rules require a lump sum calculation, none of these plans

(other than the Supplemental Executive Retirement Plan, in the case of a change in control) provides benefits in a lump sum.

(3)	Mr. Doran’s Qualified Pension Plan benefit payments totalling $19,021 commenced in 2006 as a result of his retirement. Payments to Mr. Doran under the Benefits Restoration Plan and the Supplemental Executive Retirement Plan will commence in 2007.

Change in Control and Termination

A general description of “Change in Control” appears in “Compensation Discussion and Analysis.” Assuming a change in control occurred as of December 31, 2006, we have determined that no excise tax would have been triggered under IRC Section 4999 under the Supplemental Executive Retirement Plan or for any of the incremental stock vestings (as described below). For each participant who did not have a full 60% benefit accrual, change in control would cause accrued benefits under the Supplemental Executive Retirement Plan to increase by an additional 4% for each year then remaining between the date of change in control and the participant’s 65th birthday (not to exceed in aggregate, 60%), and all participants’ accruals would thereupon become 100% vested. Consequently, using the discount rates and mortality assumptions specified in the Supplemental Executive Retirement Plan (equal to the PBGC discount rates for lump sums in plan terminations, as in effect four months prior to the change in control, and the UP-1984 mortality table), assuming a change in control occurred as of December 31, 2006 the Plan would have required the following payments at that date: $14,198,354 to Mr. Manoogian; $2,941,440 to Mr. Wadhams; $11,223,746 to Mr. Barry; $5,778,024 to Mr. Leekley; and $4,192,829 to Mr. Foley; in each case reflecting the integration with other Company-funded retirement plans (and where applicable, prior employers’ plans) as described above under “Supplemental Executive Retirement Plan.”

A change in control would also trigger vesting of otherwise unvested restricted stock and option awards. The incremental values for vestings of restricted stock for a change in control at December 31, 2006 are shown in the last column of the table, “Outstanding Equity Awards at December 31, 2006.” The incremental values for such vestings of stock options for a change in control at December 31, 2006 (assuming the options were exercised at December 31, 2006 at the Company’s closing price on that date) would have been $2,397,960 for Mr. Manoogian; $559,040 for Mr. Wadhams; $1,912,760 for Mr. Barry; $530,670 for Mr. Leekley; and $322,190 for Mr. Foley. Neither the qualified Pension Plan nor the Benefits Restoration Plan has a change in control vesting trigger.

Aside from the plan vesting schedules described above in the case of the equity-based plans and the retirement plans, no vesting acceleration would occur in the normal course for any of the named executive officers under any of the retirement plans or the equity plans in the case of a termination of employment prior to age 65.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The Organization and Compensation Committee of the Board of Directors currently consists of Peter A. Dow, Verne G. Istock, David L. Johnston, J. Michael Losh and Mary Ann Van Lokeren. None of these individuals is or was a current or former officer or employee of Masco or any of its subsidiaries. During 2006, no executive officer of Masco served as a director or as a member of a compensation committee of any company of which any of the members of Masco’s Organization and Compensation Committee or any of Masco’s Directors are executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors adopted a written policy that requires the Board or a committee of independent Directors to approve or ratify any transaction involving the Company in which any Director, Director nominee, executive officer, 5% beneficial owner or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest. This policy covers financial transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships, including indebtedness and guarantees of indebtedness as well as transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest. The policy requires Directors, Director nominees and executive officers to provide prompt written notice to the Corporate Secretary of any related transaction so it can be reviewed by the Nominating and Governance Committee to determine whether the related person has a direct or indirect material interest. If the Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. The Committee annually reviews previously approved related transactions to determine whether such transactions should continue.

These procedures have been followed in connection with the review of the transactions described below. There have been no transactions since January 1, 2006 required to be described in this Proxy Statement that were not subject to review, approval or ratification by this policy.

Metaldyne Corporation

In November 2000, we reduced our equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P. We owned approximately 6% of Metaldyne’s common stock and 361,001 shares of its preferred stock in November 2006, when Metaldyne entered into a merger agreement with Asahi Tec Corporation, a Japanese company, pursuant to which Asahi Tec agreed to acquire all of Metaldyne’s capital stock. Concurrently, the following also occurred as part of an integrated set of agreements and transactions:

•	Metaldyne common shareholders who owned approximately 97% of its common stock (including us, Heartland Industrial Partners, L.P. private equity fund (in which we had previously invested approximately $47 million, representing less than 5% of the fund), Richard Manoogian (who owned approximately 2% of Metaldyne common stock), a charitable foundation for which Mr. Manoogian serves as a director and officer (which owned approximately 1.6% of such stock) and certain other stockholders) entered into a stock purchase agreement obligating them to re-invest their merger proceeds in Asahi Tec common stock; and

•	Certain Metaldyne preferred stockholders, including Masco, entered into separate stock purchase agreements obligating them to reinvest their merger proceeds in Asahi Tec preferred stock on substantially the same terms and conditions.

Our Board appointed a special committee consisting of entirely independent Directors (Messrs. Denomme, Dow and Istock) to negotiate, review and ultimately determine whether or not to pursue and enter into the transaction. Although the special committee and its own advisors negotiated with Metaldyne and others with respect to the allocation of value payable for the common and the preferred shares that we held, with a view to maximizing the aggregate value we would receive from Asahi Tec, we did not participate directly in the negotiations between Metaldyne and Asahi Tec regarding the other terms and conditions of the merger or these matters more generally.

As a result of the merger and the stock purchase transactions, which closed in January 2007, we received Asahi Tec common stock (representing less than 1% of the outstanding shares) and convertible preferred stock. Mr. Manoogian and the charitable foundation received approximately $1.3 million and $1 million, respectively, for their shares of Metaldyne, which they were required to reinvest in Asahi Tec common stock (in each case representing less than 0.5% of the outstanding shares). Mr. Manoogian, the charitable foundation, Masco and the other parties to the Metaldyne Shareholders Agreement also entered into a shareholders agreement relating to their ownership of Asahi Tec capital stock, which, among other customary terms, restricts the transfer of such stock, confers rights to have the stock registered and requires the holders to vote their shares in accordance with the agreement.

The merger agreement also provided for Metaldyne to distribute pro rata to its shareholders its TriMas Corporation common stock holdings, 0.11263 share of TriMas for each share of Metaldyne common stock held immediately prior to the merger. The parties to the Metaldyne Shareholder Agreement also entered into a TriMas shareholder agreement, with customary terms such as restriction on transfer, registration rights and voting obligations, with certain of the existing TriMas shareholders. Mr. Manoogian and the charitable foundation together hold less than 1% of TriMas common stock. After giving effect to the distribution, we hold approximately 11.8% of TriMas common stock.

Mr. Wadhams, who had been an employee of Metaldyne, held 13,633.5 shares of Metaldyne common stock awarded to him as restricted stock under that company’s employee stock plan. In connection with this transaction, Mr. Wadhams received $2.57 in cash and 0.11263 share of TriMas Corporation common stock for each share of Metaldyne.

Other Related Party Transactions

For 2006, Mr. Manoogian personally reimbursed the Company an aggregate of $367,250 in cash for the value of various financial, accounting and tax services and administrative assistance provided to him by the Company and for the use of the Company boat. Two charitable foundations established by Mr. Manoogian and by his father Mr. Alex Manoogian, who founded the Company, also separately reimbursed the Company an aggregate of $129,000 for accounting and administrative services provided by the Company during 2006. These foundations also respond to charitable requests similar to requests received by the Masco Corporation Foundation. Mr. Manoogian has continued to lend a significant number of his personal artworks to the Company at its headquarters, but this arrangement is at no charge to the Company and with no reimbursement to Mr. Manoogian for insurance, restoration and the other costs he personally incurs with respect to the artworks on loan.

From time to time we have employed individuals who are related or become related to other employees, officers or Directors. We currently employ a son-in-law of Mr. Barry and a son-in-law of Mr. Foley. Each received cash compensation for 2006 of approximately $200,000. None of our Directors, including our Chairman, is related to any of our current employees.

RATIFICATION OF SELECTION OF
INDEPENDENT ACCOUNTANTS

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our financial statements for the year 2007, and believes it appropriate to submit its selection for ratification by stockholders.

PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm for over 45 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for us. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent accountants.

The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent accountants. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent accountants.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for Masco for the year 2007.

PRICEWATERHOUSECOOPERS LLP FEES

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2006 and 2005, were (in millions):

	2006	2005

Audit Fees	$18.5	$19.2
Audit-Related Fees	1.8	1.3
Tax Fees	1.8	1.7
All Other Fees	*	*

Total	$22.1	$22.2

*	Aggregate amount was less than $50,000

The Audit Fees for the years ended December 31, 2006 and 2005 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, statutory audits, attestation of controls, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

The Audit-Related Fees for services rendered during the years ended December 31, 2006 and 2005 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions and divestitures, audits not required by law, and consultations concerning the assessment of internal accounting controls.

Tax Fees for services rendered during the years ended December 31, 2006 and 2005 were for services related to tax return preparation, tax planning, and tax advice related to divestitures.

All Other Fees for services rendered during the years ended December 31, 2006 and 2005 were for miscellaneous services rendered.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by our independent registered public accounting firm PricewaterhouseCoopers LLP. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PricewaterhouseCoopers LLP that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to above in the table for 2006 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2006 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish us copies of these ownership reports.

Based solely on our review of copies of such ownership reports that we received, or written representations from certain reporting persons that no Form 5 ownership reports were required for those persons, we believe that our Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present a proposal for inclusion in Masco’s Proxy Statement and Proxy relating to the 2008 Annual Meeting of Stockholders must provide written notice of such intent to our Corporate Secretary at the address stated in the Notice of Annual Meeting of Stockholders on or before December 12, 2007.

If a stockholder intends to bring a matter before next year’s meeting, other than by timely submitting a proposal to be included in the Proxy Statement, we must receive timely notice in accordance with our bylaws. The bylaws provide that, to be timely, our Corporate Secretary must receive notice at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 9, 2008 and no later than February 8, 2008. For each matter a stockholder intends to bring before the meeting, the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder’s name and address as it appears in our records; the number of shares of Masco common stock owned by the stockholder; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the outstanding Masco common stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.

Stockholders wishing to nominate a Director candidate or candidates for election to the Board at the 2008 Annual Meeting of Stockholders must submit the following information no later than February 25, 2008 to: Eugene A. Gargaro Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180: (a) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Masco entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; (d) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (e) the written consent of each nominee to serve as a Director of Masco if elected; and (f) a statement whether each such nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Director’s acceptance of such resignation.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

We have been notified that certain intermediaries will utilize this procedure for our Proxy materials and the 2006 Annual Report. Therefore, only one Proxy Statement and Annual Report may have been delivered to your address if multiple stockholders share a single address. Stockholders who wish to opt out of this procedure and receive separate copies of the Proxy Statement and Annual Report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly deliver a separate copy of the Proxy Statement for the 2007 Annual Meeting or 2006 Annual Report upon oral request to our Investor Relations Department at (313) 274-7400, written request to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 or e-mail request to webmaster@mascohq.com

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors

Eugene A. Gargaro, Jr.
Secretary

Taylor, Michigan
April 10, 2007

Masco Corporation
Annual Meeting of Stockholders
at Masco Corporate Headquarters
21001 Van Born Road
Taylor, Michigan 48180

From Downtown Detroit (East)

•	Take I-94 west to the Pelham Road exit.
•	Turn right onto Pelham Road and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate headquarters.

From Metro Airport (West)

•	Take I-94 east to the Pelham Road exit.
•	Turn left onto Pelham and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate headquarters.

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to the Outer Drive/ Van Born Road exit.
•	Stay on the service drive and proceed to Van Born Road.
•	Bear right onto Van Born Road and proceed to the corporate headquarters.

From Toledo (South)

•	Take I-75 north to the Telegraph Road north exit.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate headquarters.

LOGO

MASCO CORPORATION	VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK UNTIL 5:00 P.M. ON MAY 7, 2007

TELEPHONE 1-866-697-7122	OR	INTERNET https://www.proxypush.com/mas	OR	MAIL

•	Use any touch-tone telephone.

•	Have your Proxy Card ready.

•	Follow the simple recorded instructions.
•	Go to the website address listed above.

•	Have your Proxy Card ready.

•	Follow the simple instructions that appear on your computer screen.
•	Mark, sign and date your Proxy Card.

•	Detach your Proxy Card.

•	Return your Proxy Card in the postage-paid envelope provided.
Your telephone or internet vote authorizes the named proxies to vote your shares as if you marked, signed and returned the Proxy Card.

If you have submitted your Proxy by telephone or the internet, you do not need to mail back your Proxy Card

If you have chosen to view the Proxy Statement and Annual Report over the internet instead of receiving paper copies in the mail, you can access the Proxy Statement and 2006 Annual Report electronically at the Company’s website, www.masco.com.

1-866-697-7122
CALL TOLL-FREE TO VOTE
☐
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

If voting by mail, please sign, date and return this Proxy Card promptly in the enclosed envelope.	☒ Votes must be indicated (x) in black or blue ink.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NOS. 1, 2 AND 3.

								FOR	AGAINST	ABSTAIN

(1)		Election of Directors Class I Directors to hold office until the Annual Meeting of Stockholders in 2010 or until their respective successors are elected and qualified.				(3)	Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants to audit the Company’s financial statements for 2007.	☐	☐	☐
			FOR	AGAINST	ABSTAIN

	Nominees:	1.1 DENNIS W. ARCHER	☐	☐	☐	(4)	In the proxies’ discretion on such business as may properly come before the meeting.
		1.2 ANTHONY F. EARLEY, JR.	☐	☐	☐

		1.3 LISA A. PAYNE	☐	☐	☐

(2)	Class II Director Class II Director to hold office until the Annual Meeting of Stockholders in 2008 or until his successor is elected and qualified.	The shares represented by this Proxy will be voted as specified. If specifications are not made, the Proxy will be voted FOR the election of all nominees, FOR ratification of independent accountants and in the proxies’ discretion on any other matter that properly comes before the meeting.

Nominees:	2.1 PETER A. DOW	☐	☐	☐

S C A N L I N E

Please sign exactly as name appears at left. Executors, administrators, trustees, et al. should so indicate when signing. If the signature is for a corporation, please sign the full corporate name by an authorized officer. If the signature is for a partnership or a limited liability company, please sign the full partnership or limited liability company name by an authorized person. If shares are registered in more than one name, all holders must sign.

Date Share Owner sign here	Co-Owner sign here

If you have chosen to view the Proxy Statement and Annual Report over the internet instead of receiving paper copies in the mail, you can access the Proxy Statement and 2006 Annual Report electronically at the Company’s website, www.masco.com.

Proxy for Annual Meeting of Stockholders to be held May 8, 2007
MASCO CORPORATION
Proxy Solicited on Behalf of the Board of Directors
     The undersigned, hereby revoking any Proxy previously given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Masco Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 8, 2007, at 10:00 A.M. and at any adjournment of the meeting.
     The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
(Continued and to be signed and dated on the reverse side.)

Mark here if you wish to access the Annual Report and Proxy Statement electronically in the future instead of by mail.	☐

To change your address, please mark this box.	☐	MASCO CORPORATION P.O. BOX 11261 NEW YORK, N.Y. 10203-0261

To include any comments, please mark this box.	☐